UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2012 (August 3, 2012)

AmREIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35609	20-8857707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Greenway Plaza, Suite 1000, Houston, Texas		77046
(Address of Principal Executive Offices)		(Zip Code)

(713) 850-1400

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 3, 2012, AmREIT, Inc. (the “Company”) entered into a $75 million unsecured revolving credit facility (the “Credit Facility”) with a group of lenders party thereto, PNC Capital Markets LLC, as Sole Lead Arranger and Sole Book Runner and PNC Bank, National Association, as Administrative Agent, Capital One, National Association, as Syndication Agent, and Amegy Bank and US Bank, National Association, as Co-Documentation Agents. PNC Capital Markets LLC was also an underwriter in the Company’s July 2012 underwritten public offering.

The Credit Facility has a term of three years with an option to extend the maturity date for one additional year. Additionally, the Credit Facility has an accordion feature that may allow the Company to increase the availability thereunder by an additional $75.0 million to $150.0 million. The Company intends to use the Credit Facility for general corporate purposes, including debt financing, property acquisitions, new construction, renovations, expansions, tenant improvement costs and equity investments. Capitalized terms not otherwise defined herein are defined in the revolving credit agreement.

The Credit Facility bears interest at the Company’s option of either (1) the London Inter-Bank Offered Rate (“LIBOR”) plus a margin of 205.0 basis points to 275.0 basis points or (2) the Reference Rate plus 105.0 to 175.0 basis point, depending on the Company’s consolidated indebtedness leverage ratio. The amount available for the Company to borrow under the facility at any given time will be the least of 55% of the unencumbered asset property value at such time, the maximum commitment amount at such time or an amount that results in a debt service coverage ratio for the four preceding calendar quarters of less than 1.50 to 1.0.

The Company’s ability to borrow under this revolving credit facility will be subject to the Company’s ongoing compliance with a number of customary restrictive covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio, a maximum recourse debt ratio, a minimum net worth and maximum dividend payout ratio. The Company also covenants that certain changes in its executive management team will not occur unless the departing executive management team member is replaced by a party reasonably acceptable to the administrative agent within 90 days of such departure. Additionally, it will constitute an event of default under the revolving credit facility if the Company defaults on any of its other indebtedness that equals or exceeds $1.0 million, including any indebtedness it has guaranteed. The Credit Facility is a full-recourse loan that is guaranteed by all of the Company’s subsidiaries that own unencumbered asset pool property.

The description of the Credit Facility contained herein does not purport to be complete and is qualified in its entirety by reference to the revolving credit agreement, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement

On August 3, 2012, simultaneously with entry into the Credit Facility, the Company terminated its $25.0 million secured credit facility between the Company, through certain of its wholly-owned subsdiaries, and Amegy Mortgage Capital, dated December 23, 2009 (“Former Credit Facility”). The obligations under the Former Credit Facility were guaranteed by the Company.

The Former Credit Facility was available to the Company for the acquisition of properties and for working capital and had a maturity date of June 30, 2013. The Former Credity Facility’s borrowing base was determined based on the properties that were pledged as security, and it contained covenants applicable to those pledged properties which, among other restrictions, required the Company to maintain a minimum net worth and, in certain cases of the occurance of default, limited distributions to the Company’s stockholders. The Former Credit Facility bore interest at LIBOR plus a spread of 3.50%, with a floor of 4.75%. There was no prepayment penalty associated with the termination of the Former Credit Facility.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Credit Facility is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Revolving Credit Agreement among AmREIT, Inc. and the lenders listed therein, with PNC Bank, National Association as Administrative Agent, PNC Capital Markets LLC as Sole Lead Arranger and Sole Book Runner, Capital One, National Association as Syndication Agent and and Amegy Bank and US Bank, National Association as Co-Documentation Agents
99.1	Press Release dated August 6, 2012 of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmREIT, Inc.

Date: August 6, 2012	By:	/s/ Chad C. Braun
Chad C. Braun Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Revolving Credit Agreement among AmREIT, Inc. and the lenders listed therein, with PNC Bank, National Association as Administrative Agent, PNC Capital Markets LLC as Sole Lead Arranger and Sole Book Runner, Capital One, National Association as Syndication Agent and and Amegy Bank and US Bank, National Association as Co-Documentation Agents
99.1	Press Release dated August 6, 2012 of the Company